Exhibit 23.3

[GRAPHIC APPEARS HERE]

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

AND GEOLOGISTS

As independent petroleum engineers and geologists, we hereby consent to the use of our reports and sensitivities to such reports relating to the proved oil and gas reserves of Calpine Corporation, to the information derived from such reports and sensitivities to such reports and to the reference to this firm as an expert in Amendment No. 3 to Form S-1 registration statement filed by Rosetta Resources Inc. and in the prospectus to which the registration statement relates.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ David B. Cox
David B. Cox Senior Vice President

Houston, Texas

February 9, 2006